Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Posts 2016 Passive Foreign Investment Company (“PFIC”)

Annual Information Statements to Website

On March 28, 2017, Aircastle Limited (NYSE: AYR) announced that it had posted its 2016 PFIC Annual Information Statement to its website.

Aircastle is considered a PFIC for U.S. Federal income tax purposes through 2016 and expects to be treated as a PFIC for the foreseeable future. U.S. shareholders are advised to consult with their tax advisors with respect to the 2016 PFIC Annual Information Statement.

To access Aircastle’s 2016 PFIC Annual Information Statement, select the tab “Tax Information (PFIC)” on the Investor Relations section of the Aircastle website at www.aircastle.com.

Safe Harbor

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, our intention to consummate the offering and issue the notes, our expectation regarding the aggregate principal amount of notes to be sold and the intended use of proceeds of the offering. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. The consummation of the offering is subject to market conditions and other factors that are beyond our control. Accordingly, no assurance can be given that the offering will be completed on the contemplated terms or at all and you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2016 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of December 31, 2016, Aircastle owned and managed on behalf of its joint ventures 206 aircraft leased to 71 customers located in 36 countries.

Contacts:

Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited